CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 16, 2001 relating to the financial statements and financial statement schedule, which appear in Exabyte Corporation's Annual Report on Form 10-K for the year ended December 30, 2000.

/s/ PricewaterhouseCoopers
Denver, Colorado
August 10, 2001